Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated March 31, 2016 Registration No. 333-210502

New investment program launches soon

Next week the company will be sending the attached email to a select group of employees regarding an exciting new investment program — GM Financial Right NotesSM. Team members who work at the Burnett office in Fort Worth and the IO team in Detroit have been identified as the pilot group.

Right Notes offer team members a convenient way to invest funds directly with GM Financial. For a minimum investment of $500, investors earn interest daily at a competitive rate and have free access to their funds at any time. Additional investments can be made via ACH, wire or check from a U.S. bank account, or by direct investment of net payroll, pension, Social Security or other recurring payments.

As part of this initial launch, team members will be able to:

•	Visit the program’s marketing site at rightnotes.com

•	Download the prospectus

•	Review investment benefits

•	See current rates

•	Make an initial investment

In June, all GM Financial team members in the U.S. will receive communications introducing them to the program. Following the rollout to all GM Financial team members, the program will then be launched to include all GM employees, GM and GM Financial retirees and GM dealership employees. If you have questions regarding GM Financial Right Notes, please contact Mark Cords, AVP, Treasury/Debt Markets.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.